EXHIBIT 10.1

AGREEMENT OF SUBLEASE

This AGREEMENT OF SUBLEASE (this “Sublease”) is made as of the 20th day of October, 2017 (the “Effective Date”), between CSG SYSTEMS, INC., a Delaware corporation (“Sublandlord”), and ZYNEX, INC., a Nevada corporation (“Subtenant”)

RECITALS:

A.       Maroon Office Partners II, LLC, a Colorado limited liability company, as predecessor-in-interest to Two Maroon Circle Investors, LLC, a Delaware limited liability company (“Prime Landlord”), and Sublandlord, as tenant, entered into an Office Lease dated as of September 28, 1999 (the “Original Lease”), whereby Sublandlord leased certain premises from Prime Landlord (the “Premises”).

B.       The Original Lease has been amended by: (i) that certain First Amendment to Lease Agreement dated as of November 11, 1999 (the “First Amendment”); (ii) that certain Second Amendment to Lease Agreement dated as of March 14, 2000 (the “Second Amendment”); (iii) that certain Third Amendment to Office Lease dated as of September 23, 2005 (the “Third Amendment”); (iv) that certain Fourth Amendment to Office Lease dated as of March 30, 2006 (the “Fourth Amendment”); (v) that certain Fifth Amendment to Office Lease dated as of April 30, 2007 (the “Fifth Amendment”) which was terminated under the Sixth Amendment; and that certain Sixth Amendment to Office Lease dated as of January 22, 2014 (the “Sixth Amendment”).

C.       The Original Lease as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and Sixth Amendment is referred to as the “Prime Lease.”

D.       A true and correct copy of the Prime Lease is attached hereto as Exhibit “A”.

E.       Subtenant desires to sublease from Sublandlord a portion of the Demised Premises, on the terms and conditions hereinafter set forth.

F.       Initially capitalized terms used in this Sublease shall have the meaning provided by the Prime Lease unless otherwise provided in this Sublease.

NOW, THEREFORE, in consideration of the rents herein reserved and the covenants hereinafter expressed, and intending to be legally bound, Sublandlord and Subtenant agree as follows:

AGREEMENT:

Subleased Premises.

The “Subleased Premises” consists of approximately 42,840 rentable square feet consisting of Floors 1 and 4 of the Building (but specifically excluding the Common Areas). Notwithstanding the foregoing, upon the date that Sublandlord and Prime Landlord approve the Subtenant’s Plans (as defined below) in writing (the “Plan Approval Date”), which consent shall not be unreasonably withheld, conditioned or delayed by Sublandlord, the parties acknowledge and agree that the “Subleased Premises” shall be modified to reflect the Subleased Premises shown in the Approved Plans (as defined below).

Notwithstanding the foregoing, the rentable area of the Subleased Premises and the Building shall be measured and certified by Sublandlord’s architect according to BOMA standards (ANSI/BOMA Z65.1-2010 Legacy Method A) (the “Measurement Methodology”). If within thirty (30) days after Subtenant takes possession of the Subleased Premises, Subtenant desires to contest Sublandlord’s architect’s determination of the rentable area of the Subleased Premises, then Subtenant’s architect shall deliver a written certification to Sublandlord and Sublandlord’s architect, time being of the essence, setting forth its determination of the rentable area of the Subleased Premises using the Measurement Methodology. If, within thirty (30) days after the delivery of such written notice to Sublandlord and Sublandlord’s architect, Sublandlord’s architect and Subtenant’s architect are unable to agree on the rentable area of the Subleased Premises using the Measurement Methodology, then Sublandlord’s architect and Subtenant’s architect shall jointly select a third-party architect from the Denver metropolitan region that has not performed services for either party within the past twenty-four (24) months, whose determination of the rentable area of the Subleased Premises using the Measurement Methodology shall be binding. Each party shall pay the costs of its own architect and the party whose determination of the rentable area is closest to the determination of the third-party architect (if applicable) shall pay the costs of the third-party architect.

After the Plan Approval Date, Subtenant agrees to execute an amendment to this Sublease in a form reasonably required by Sublandlord, and subject to the terms of the Prime Lease, which attaches the space plan generated with the Approved Plans as Exhibit “B” to this Sublease. Notwithstanding anything herein to the contrary, Subtenant shall have no right to occupy the Subleased Premises until the later of: (a) the Plan Approval Date; and (b) the Commencement Date (as defined below).

Sublease Term.

Initial Term. Subject to the terms of Section 1, Sublandlord hereby demises and sublets to Subtenant, who hereby subleases and takes from Sublandlord, the Subleased Premises beginning on the earlier of Subtenant’s occupancy of the Subleased Premises or the 1st day of January, 2018 (the “Commencement Date”) and ending on the 30th day of June, 2023, unless sooner terminated in accordance with the terms of this Sublease (the “Term”). Subject to the provisions of Section 10 of this Sublease, notwithstanding the foregoing, in the event of any earlier termination of the Prime Lease, then the Term of this Sublease shall terminate concurrently therewith.

Option to Renew. Subtenant will have an option to renew the Sublease only as described in Section 19.

Rent and Other Terms.

Gross Rent. Subtenant shall pay to Sublandlord during the Term hereof annual Gross Rent (“Gross Rent”) as follows:

Period of the Term:	Rate/Square Foot/Annum:
Commencement Date – October 31, 2018	$7.50
November 1, 2018 – October 31, 2019	$19.75
November 1, 2019 – October 31, 2020	$20.75
November 1, 2020 – October 31, 2021	$21.75
November 1, 2021 – October 31, 2022	$22.75
November 1, 2022 – June 30, 2023	$23.75
July 1, 2023 - June 30, 2024*	$27.50
July 1, 2024-June 30, 2025*	$28.25

*Denotes optional Renewal period as described in Section 19.

Upon the Plan Approval Date, Subtenant agrees to execute an amendment to this Sublease in a form reasonably required by Sublandlord which updates the above rent schedule to set forth the annual and monthly Gross Rent payable for the periods set forth above.

Additional Charges.

The parties hereby acknowledge and agree that this Sublease is intended to be a Full Service Gross sublease and that commencing after the 2017 calendar year (“Sublease Base Year”) Subtenant shall be responsible for the payment of Subtenant’s Share (as defined below) of all Operating Expenses that exceed the total amount of Operating Expenses payable by Sublandlord under the Prime Lease for the Sublease Base Year (which will include both the pro-rated estimated amount on the Budget Sheet and the additional actual Operating Expenses according to the Landlord’s Statement). Subtenant shall also be responsible for the payment of Subtenant’s Share of all Building Operating Expenses (as defined below) that exceed the amount of Building Operating Expenses incurred by Sublandlord during the Sublease Base Year. The amounts payable pursuant to this Section 3.2(a) are collectively referred to as, “Additional Rent”, and together with Gross Rent and all other amounts payable by Subtenant hereunder, “Rent”. A copy of the Landlord Statement for the Sublease Base Year expenses shall be provided to Subtenant.

Subtenant shall have the right to reasonably demand that Sublandlord exercise its rights in Section 5E of the Original Lease questioning the Excess Operating Expenses; provided, however, that Subtenant shall be responsible for call costs, expenses, liabilities, and obligations incurred by Sublandlord as the result of its exercise of such right.

Payment of such amounts due hereunder shall be made by Subtenant in the same manner as Sublandlord shall be required to pay such amounts pursuant to the Prime Lease (except as specifically set forth below) and paid to Sublandlord for forwarding to the Prime Landlord.

“Subtenant’s Share” is equal to a fraction, the numerator of which is the rentable area under this Sublease and the denominator of which is the total rentable area of the Building excluding areas designated as common areas for the use of subtenants under the Prime Lease by Sublandlord.

“Building Operating Expenses” are expenses incurred by Sublandlord in connection with the operation, maintenance, and repair of areas of the Building designated by Sublandlord as common areas for the use of subtenants under the Prime Lease, but only to the extent that such expenses would constitute “Operating Expenses” under the Prime Lease if incurred by Prime Landlord in connection with the ownership, operation and maintenance of the Building Complex; provided, however, in no event shall any Operating Expenses or Building Operating Expenses be duplicative of each other.

Subtenant's Covenant to Pay Rent. Subtenant's obligation to pay Rent shall commence on the Commencement Date, except as specifically set forth above. Rent shall be payable in equal monthly installments in advance on the first (1st) day of each and every calendar month during the Term, without setoff, deduction, notice or demand at the address of Sublandlord set forth in Section 12 below.

Sublandlord's Work. Subtenant acknowledges and agrees that Sublandlord is delivering the Subleased Premises to Subtenant without representation or warranty whatsoever, except as stated in Section 9 below, and without any obligation of Sublandlord to perform any alterations or improvements to the Subleased Premises. The taking of possession of the Subleased Premises by Subtenant shall conclusively establish that the Subleased Premises were at such time in a good and sanitary order, condition and repair acceptable to Subtenant. Subtenant shall be conclusively deemed to have accepted the Subleased Premises “AS IS” in the condition existing on the date Subtenant first takes possession, and to have waived all claims relating to the condition of the Subleased Premises.

Subtenant’s Work.

Plan Approval. Subtenant shall prepare a space plan, design drawings, test fits and specifications (“Subtenant’s Plans”) for Sublandlord’s review and approval, and Prime Landlord’s review and approval, no later than ten (10) business days after the Effective Date. It is understood that (i) Subtenant intends on making the changes noted in Exhibit “C” hereto, (ii) Sublandlord is agreeable in concept with those changes, and (iii) Sublandlord will not unreasonably withhold its approval of the Subtenant’s Plans if generally consistent with Exhibit “C”; provided, however, in no way shall the foregoing limit the rights that Prime Landlord has to approve the Subtenant’s Plans and Subtenant’s Work (as defined below) as set forth in the Prime Lease nor shall Prime Landlord’s disapproval of the same impose any liability or obligations on Sublandlord. Subtenant shall revise and resubmit the Subtenant’s Plans based on comments received from Sublandlord and Prime Landlord within ten (10) business days after receipt. The version of the Subtenant’s Plans that are approved in writing by Sublandlord and Prime Landlord shall be the “Approved Plans”.

Subtenant’s Work. Subtenant shall have no right to make any modifications or alterations to the Subleased Premises unless pursuant to the Approved Plans and in accordance with the requirements of the Prime Lease. All work performed by Subtenant (“Subtenant’s Work”) shall be performed pursuant to the requirements set forth on Exhibit “C”. Subtenant shall cause the Subtenant’s Work to be designed, engineered and constructed in a good and workmanlike manner, free of any defects, liens or other encumbrances, and in accordance with the terms and conditions of the Prime Lease, and all applicable laws. Subtenant shall be responsible for any costs in excess of the Plan Allowance (as defined below) and the Improvement Allowance (as defined below) (collectively, “Excess Costs”).

Plan Allowance. Provided that Subtenant is in full compliance with this Sublease, Sublandlord agrees to contribute $0.12 per rentable square foot of the Subleased Premises (“Plan Allowance”) toward the cost of preparing Subtenant’s Plans based on the Approved Plans. Within thirty (30) days following Subtenant’s written request to Sublandlord, Sublandlord shall pay such sum to Subtenant, provided such written request may not be submitted until the Subtenant has delivered to Sublandlord all mechanics’ lien releases or other lien releases on account of Subtenant’s Work, which are notarized, unconditional and in recordable form or in such form as Sublandlord shall have approved. To the extent the Plan Allowance exceeds the costs of preparing Subtenant’s Plans, the excess amount will be applied toward the Improvement Allowance described in Section 5.4 below.

Improvement Allowance. Provided that Subtenant is in full compliance with this Sublease, Sublandlord agrees to contribute $5.00 per rentable square foot of the Subleased Premises (“Improvement Allowance”) toward the cost of Subtenant’s Work (including cabling, telecommunications, architectural, engineering and project management fees) based on the Approved Plans. Within thirty (30) days following Subtenant’s written request to Sublandlord, Sublandlord shall pay such sum to Subtenant, provided such written request may not be submitted until the Subtenant has delivered to Sublandlord all mechanics’ lien releases or other lien releases on account of Subtenant’s Work, which are notarized, unconditional and in recordable form or in such form as Sublandlord shall have approved. Any portion of the Improvement Allowance not utilized by Subtenant will be credited to Subtenant’s Rent. If there are any existing building code deficiencies that are required by law to be corrected as of the Effective Date which are the responsibility of Sublandlord under the Prime Lease, then Sublandlord shall correct such deficiencies; provided, however, the parties agree that Sublandlord shall have no responsibility for any such matters that arise from Subtenant’s use or occupancy of the Subleased Premises, including, without limitation, the performance of Subtenant’s Work.

Early Access. Subtenant and the consultants Subtenant engages to provide the Subtenant’s Plans shall have the right to enter the Subleased Premises from and after the Effective Date upon reasonable notice to the Sublandlord for the sole purpose of preparing the Subtenant’s Plans. In addition, Subtenant shall have the right to access and occupy the Subleased Premises from and after the later of: (a) the Plan Approval Date; or (b) December 1, 2017 (the “Early Access Date”), solely for purposes of performing Subtenant’s Work and early entry for such purposes shall not trigger the Commencement Date. Subtenant agrees (i) any such early entry by Subtenant shall be at Subtenant’s sole risk, (ii) Subtenant shall not unreasonably interfere with Sublandlord or other tenants in the Building, (iii) Subtenant shall comply with and be bound by all provisions of the Sublease during the period of any such early entry, except for the payment of Gross Rent and Additional Rent, (iv) prior to entry upon the Subleased Premises by Subtenant, Subtenant agrees to pay for and provide to Sublandlord certificates evidencing the existence and amounts of liability insurance carried by Subtenant, which coverage must comply with the provisions of the Sublease relating to insurance, (v) Subtenant and its agents and contractors agree to comply with all laws required to perform its work during the early entry on the Subleased Premises, and (vi) Subtenant agrees to indemnify, protect, defend (with counsel selected by Sublandlord) and save Sublandlord and Prime Landlord and their respective employees, agents, contractors, managers, members, and representatives harmless from and against any and all liens, liabilities, losses, damages, costs, expenses, demands, actions, causes of action and claims (including, without limitation, reasonable attorneys’ fees and legal costs) arising out of the early entry, use, construction, or occupancy of the Subleased Premises by Subtenant or its agents, employees or contractors.

To the extent in Sublandlord’s possession or control, Sublandlord will provide a set of “as built” drawings to Subtenant at no cost promptly after the Effective Date.

5.7 Subtenant may retain its own space planning firm and its own engineering firm subject to Sublandlord’s reasonable approval and the terms of the Prime Lease.

5.8 Subtenant may designate general contractors to bid on the tenant improvement work subject to Sublandlord’s approval, not to be unreasonably withheld, and the terms of the Prime Lease.

Assignment and Subletting. Subtenant may not assign this Sublease, nor sublet all or any part of the Subleased Premises, without the prior written consent of Sublandlord, not to be unreasonably withheld, and subject to the terms of the Prime Lease. Any assignment or sublease in violation of this provision shall be null and void.

Terms of Lease Incorporated. This Sublease is subject and subordinate to all of the terms and conditions of the Prime Lease, all of which are hereby incorporated herein by reference and made a part hereof, and:

Assumption of Obligations. Subtenant does hereby assume and agree to be bound by the terms and conditions of the Prime Lease, and Subtenant shall fully and faithfully perform, with regard to the Subleased Premises, all of the duties and obligations contained in the Prime Lease to be performed by Sublandlord during the Term, except Subtenant shall have no obligation to (i) pay any rental amounts due under the Prime Lease other than Additional Rent as expressly set forth in this Sublease, or (ii) pay any amounts resulting from a default under the Prime Lease by Sublandlord (other than a default arising from Sublandlord’s failure to perform in accordance with a term or condition of the Prime Lease, which term or condition Subtenant has agreed to assume, perform and be bound by relating to the Subleased Premises pursuant to this Sublease).

No Obligations of Sublandlord. Subtenant shall look solely to Prime Landlord for the performance of all obligations and the rendition of all services which are the obligation of Prime Landlord under the Prime Lease and Sublandlord shall not be responsible therefore. Failure by Prime Landlord to furnish any services or any cessation of services, shall not render Sublandlord liable in any respect for damages to either person or property, nor be construed as an eviction of Subtenant, nor entitle Subtenant to an abatement of Rent or charge payable hereunder, nor relieve Subtenant from fulfillment of any covenant or agreement hereof. If Prime Landlord defaults in its obligations under the Prime Lease, then upon delivery of written request from Subtenant to Sublandlord, Sublandlord shall use commercially reasonable efforts to cause Prime Landlord to perform pursuant to the Prime Lease, at no cost or expense to Sublandlord.

Rights of Sublandlord. Sublandlord, in its relations with Subtenant hereunder, shall have all of the rights and remedies afforded to Prime Landlord in its relations with Sublandlord as set forth in the Prime Lease subject to the covenants, conditions and limitations stated in this Sublease. Without limiting the generality of the foregoing, the consent of Sublandlord shall be required for any action of Subtenant which, pursuant to the Prime Lease, would require the consent of Prime Landlord and upon such request for consent delivered to Sublandlord by Subtenant, Sublandlord, at no cost or expense to Sublandlord, shall use commercially reasonable efforts to assist Subtenant in obtaining any such consent from Prime Landlord. Subtenant will not be permitted to take any action which, pursuant to the Prime Lease, would require the consent of Prime Landlord unless Subtenant receives the consent of Prime Landlord.

Rights of Subtenant; Limitation. Subtenant shall have all of the rights of Sublandlord, with respect to the Subleased Premises, pursuant to the Prime Lease, except as set forth in Section 7.6 of this Sublease or as otherwise set forth herein. Subtenant acknowledges that the rights granted to it under this Sublease are not in any sense greater or broader than the rights granted to Sublandlord under the Prime Lease.

Parking. Notwithstanding any provision herein to the contrary, Subtenant shall have the parking rights and obligations of Sublandlord that are allocated or attributable to the Subleased Premises based on Subtenant’s Share. Any right to utilize a fractional portion of a parking space allocated to the Subleased Premises shall be retained by Sublandlord for its benefit such that the number of parking spaces allocated to the Subleased Premises is a whole number. Commencing on the first day of the 19th calendar month following the Commencement Date, Subtenant shall pay Sublandlord rental of $100 per month per each of the Covered Parking Spaces allocated to Subtenant pursuant to this Section 7.5 as Rent.

Certain Rights. Notwithstanding anything herein to the contrary, in no event shall this Sublease be construed to confer or provide Subtenant with any rights under Section 29, 30, or 31 of the Prime Lease.

Use of the Subleased Premises; Quiet Enjoyment.

Permitted Use. The Subleased Premises may be used for general office uses, light assembly, warehousing, and testing of medical device units, and for no other purpose without the prior written consent of Sublandlord and Prime Landlord, unless expressly permitted by the Prime Lease. Light assembly, warehousing and testing of medical device units will be restricted to the first floor of the Subleased Premises.

Quiet Enjoyment. Subject to the terms and conditions of this Sublease and the Prime Lease, Subtenant shall have the peaceable and quiet enjoyment and possession of the Subleased Premises without any manner or hindrance from Sublandlord or any persons lawfully claiming through Sublandlord. Sublandlord covenants that Sublandlord shall not amend the Prime Lease in such a fashion that will materially affect Subtenant’s use of the Subleased Premises or its obligations under this Sublease without the prior written consent of Subtenant.

Representations of Sublandlord. Sublandlord represents to Subtenant that: (i) the Lease has not been amended or modified except as described in Recital B and (ii) that Sublandlord is not now, and as of the Commencement Date will not be, in default or breach of any of the provisions of the Prime Lease and has no current knowledge of any claim of the Prime Landlord that Sublandlord is in default or breach of the provisions of the Prime Lease.

Termination. Sublandlord covenants that it will not voluntarily terminate the Prime Lease without the prior written consent of Subtenant.

Insurance; Indemnification.

During the Term of this Sublease, Subtenant shall maintain the insurance required to be carried by Sublandlord under the Prime Lease, including the policies that Sublandlord is required to carry pursuant to Section 15(B) of the Original Lease. To the extent that the Prime Landlord is required to be an additional insured or named insured thereunder, Subtenant shall also cause Sublandlord to be, as applicable, an additional insured or named insured thereunder.

Subtenant’s Indemnity. Subtenant hereby agrees to indemnify, defend, and save Sublandlord and Prime Landlord harmless of and from all actions, suits, fines, penalties, liability, loss, damages, costs, or expenses, including reasonable attorneys' fees, resulting from Subtenant's use or occupancy of the Subleased Premises, or on account of injuries to the person or property of Subtenant or any third party, including any other tenant in the Building Complex or to any other person rightfully in the Building Complex for any purpose whatsoever, to the extent the injuries are caused by the negligence, acts or misconduct of the Subtenant, Subtenant's agents, servants or employees, or of any other person entering upon the Subleased Premises under express or implied invitation of Subtenant, or resulting from any breach of this Sublease by Subtenant. This indemnity shall survive the termination or expiration of this Sublease. Subtenant also agrees to indemnify, defend, and save Sublandlord and Prime Landlord harmless of and from all actions, suits, fines, penalties, liability, loss, damages, costs, or expenses, including reasonable attorneys’ fees resulting under Section 10 of the Landlord’s Consent to Sublease evenly dated with this Sublease and executed by Prime Landlord, Sublandlord, and Subtenant with respect to this Sublease.

Sublandlord’s Indemnity. Sublandlord shall at all times indemnify, defend, and save harmless Subtenant for, from and against, any and all liability, loss, cost, injury, damage or other expenses that may occur or be claimed by or with respect to any person(s) or property on or about the Subleased Premises to the extent that the same arise from the grossly negligent acts or intentional misconduct of Sublandlord. This indemnity shall survive the termination or expiration of this Sublease.

Notices. All notices, demands and requests under this Sublease shall be in writing, and shall not be effective unless given by (i) prepaid registered or certified mail, return receipt requested, by nationally recognized commercial overnight courier service, by hand-delivery with a signed acknowledgment of receipt by the receiving party, or (ii) by electronic mail with confirmation of receipt, addressed as follows:

If to Sublandlord:	CSG Systems, Inc. 6175 S. Willow Drive Greenwood Village, CO 8011 Attn: General Counsel E-Mail: Greg.Cannon@csgi.com
With a copy to:	CSG Systems, Inc. 9555 Maroon Circle Englewood, CO 80112 Attn: Vice President of Real Estate E-Mail: Mike.Rooney@csgi.com
With a copy to:	Brownstein Hyatt Farber Schreck, LLP 410 17th Street, Suite 2200 Denver, Colorado 80202 Attention: Noelle Riccardella Phone: 303.223.1204 Electronic Mail: NRiccardella@BHFS.com

If to Subtenant:	Zynex, Inc. 10000 Park Meadow Drive Lone Tree, Colorado 80124 Attention: Daniel J. Moorhead Phone: 303) 703-4906 Electronic Mail: dmoorhead@zynex.com
With a copy to:	A.T. Moseley Advisors LLC 417 Prospect Dr. Castle Rock, CO 80108 Attention: Anita T. Moseley Phone: 303 618 3088 Electronic Mail: anita@atmoseleyadvisors.com or at such other address or electronic mail address as any party may hereafter designate by written notice to all other parties. The effective date of all notices shall be the date of receipt by the party to whom the notice is addressed or, if receipt of such notice is not accepted or is not possible due to a change in address or electronic mail address for which the sending party did not receive notice, the effective date of such a notice shall be the date of mailing such notice, if mailed, the date of delivery to a courier service, if delivered by courier, the date of attempted delivery, if hand delivered, or the date of the attempted electronic mail transmittal, if delivered by electronic mail transmittal.

Brokers. Sublandlord and Subtenant hereby represent and warrant that there are no brokers or others who might be entitled to any fees or commissions as a result of this Sublease or Subtenant's occupancy of the Subleased Premises, except for Rise Commercial as Sublandlord’s exclusive agent (“Broker”), and Cresa Global, Inc. as exclusive agent for Subtenant (“Cooperating Broker”), whose commissions will be paid by separate written agreements. Sublandlord and Subtenant hereby indemnify, defend and hold each other harmless from and against any and all loss, cost, damage or expense suffered or incurred by the indemnified party as a result of any claim made against the indemnified party which is based upon a breach of the foregoing representation and warranty by the indemnifying party. This paragraph shall survive the expiration or termination of this Sublease, by lapse of time or otherwise.

Effectiveness of Sublease. This Sublease shall not become effective until executed by both Sublandlord and Subtenant and Prime Landlord has executed a consent to the terms of this Sublease, which has been approved by Sublandlord in its reasonable discretion.

Confidentiality. Neither Sublandlord nor Subtenant and each of their respective shareholders, partners, members, officers, directors, employees, agents and representatives may disclose the subject matter or terms of this Sublease or the transaction contemplated hereby without the other parties’ prior written consent thereto, which written consent may be withheld in such party’s sole discretion; provided, however, that the provisions of this Section 15 shall not apply to any disclosure required by legal or regulatory authorities, any disclosure by such party’s lenders, architects, accountants, and attorneys, or any disclosure to Prime Landlord.

Security Deposit. Upon Subtenant’s execution and delivery of this Agreement to Sublandlord, Subtenant shall deposit with Sublandlord the sum of $282,030.00 as security for the performance by Subenant of all of the terms, covenants, and conditions required to be performed by it hereunder (the “Security Deposit”). Such sum shall be returned to Subtenant no later than 60 days following the expiration of the Term if, at such time, Subtenant has fully performed all such terms, covenants and conditions. Subtenant shall not be entitled to any interest on the Security Deposit. In the event of default by Subtenant in performing any of its obligations under this Agreement, Sublandlord may, in addition to any other right or remedy available to Sublandlord hereunder, use, apply, or retain all or any part of this Security Deposit for the payment of any unpaid Rent or for any other amount which Sublandlord may be required to expend by reason of the default of Subtenant. If a portion of the Security Deposit is used or applied by Sublandlord during the Term, Subtenant shall, upon five days’ written demand, deposit with Sublandlord an amount sufficient to restore the Security Deposit to its original amount. Prime Landlord will have no liability to Subtenant if Sublandlord fails to return the Security Deposit in accordance with this Section.

Events of Default; Sublandlord’s Remedy.

Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Sublease: (a) any part of Rent is not paid when due unless the failure is cured within three (3) business days after notice by Sublandlord; provided, however, Subtenant is not entitled to more than two (2) notices of delinquent payment of Rent during any calendar year and if thereafter during that calendar year any Rent is not paid when due, an Event of Default shall automatically occur, or (b) the nonperformance, breach or default under any other provision of this Sublease that is not cured within fifteen (15) days after Sublandlord’s delivery of written notice thereof to Subtenant.

Sublandlord’s Remedies. Upon an Event of Default by Subtenant hereunder, Sublandlord, at its option, any time thereafter, may:

Terminate this Sublease by written notice to Subtenant and, upon service of said notice, Subtenant shall immediately vacate the Subleased Premises, and Sublandlord, in addition to its other remedies, may recover from Subtenant all damages incurred by Sublandlord as a result of such breach (all of which shall be immediately due and payable), including, but not limited to, (A) the cost of recovering possession of the Subleased Premises; (B) reasonable attorneys’ fees; (C) the unpaid amount of all monetary obligations payable under this Sublease which had been earned at the time of termination; and (D) the worth at the time of award of the amount by which the unpaid amount of all monetary obligations payable under this Sublease for the balance of the Term after the time of such award exceeds the amount of such loss for the same period that Subtenant proves could be reasonably avoided. Sublandlord shall be required to use reasonable efforts to mitigate its damages, but efforts by Sublandlord to mitigate damages caused by the default shall not waive Sublandlord’s right to recover all or any part thereof in a separate suit;

Sublandlord may, without terminating the Sublease, re-enter and take possession of the Subleased Premises or any part thereof, without being liable for prosecution on account thereof or being deemed guilty of any manner of trespass. Sublandlord reserves the right, following any reentry or reletting, to exercise its right to terminate this Sublease by giving Subtenant written notice thereof. No such reentry or taking possession of the Subleased Premises by Sublandlord shall be construed as an election by Sublandlord to terminate this Sublease unless a written notice of such intention is given to Subtenant. No notice from Sublandlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Sublandlord to terminate this Sublease unless such notice specifically so states. After recovering possession of the Subleased Premises, Sublandlord may, from time to time, but shall not be obligated to, relet the Subleased Premises, or any part thereof, for the account of Subtenant, for such term or terms and on such conditions and upon such other terms as Sublandlord, in its discretion, may determine; provided, however, that any reletting will be subject to the terms of the Prime Lease. Notwithstanding Sublandlord’s recovery of possession of the Subleased Premises, Subtenant shall continue to pay on the dates herein specified, the Rent and all additional amounts which would be payable hereunder if such repossession had not occurred, less a credit for the net amounts, if any, actually received by Sublandlord through any reletting of the Subleased Premises; and

Upon a breach by Subtenant hereunder, Sublandlord shall also have all other rights available to it at law or in equity, including without limitation, seeking specific performance or injunctive relief, or performing Subtenant’s obligations hereunder and getting reimbursed the reasonable cost and expenses therefor upon demand. All rights and remedies of Sublandlord herein created or otherwise existing at law or equity are cumulative and may be exercised concurrently, whenever and as often as deemed desirable, and the exercise of one shall not be taken to exclude or waive the right to the exercise of any other.

Right of First Offer.

Grant of Right of First Offer. Subject to the terms and conditions of this Section 18, and subject to approval by Prime Landlord, Sublandlord hereby grants to Subtenant a right of first offer to sublease all or a portion of the remainder of the Premises (the “First Offer Space”). Further, Sublandlord may not enter into an agreement with the Prime Landlord to terminate its lease on any portion of the remaining space without first offering the space to Subtenant on the same terms and conditions as set forth in this Sublease; provided, however, the foregoing shall not apply to Sublandlord’s right to terminate the Prime Lease pursuant to Section 9 of the Sixth Amendment, which shall only be limited by Section 19.3 of this Sublease.

Procedure for Offer. Sublandlord shall notify Subtenant (the “First Offer Notice”) when Sublandlord submits its first formal written proposal for sublease to a third party (a “Third Party Subtenant”) for space in the Building. Pursuant to such First Offer Notice, Sublandlord shall offer to sublease to subtenant the then-available First Offer Space that is the subject of the sublease proposal. The First Offer Notice shall describe the space so offered to Subtenant. The terms and conditions of this Sublease will apply to the First Offer Space, including, but not limited to the Term of the Sublease and the then applicable Rent (i.e. same rental rate rates as set forth in Section 3), except for the Plan Allowance and the Improvement Allowance (collectively, the “Economic Terms”).

Procedure for Acceptance. If Subtenant wishes to exercise Subtenant’s right of first offer with respect to the space described in the First Offer Notice, then within ten (10) days after delivery of the First Offer Notice to Subtenant, Subtenant shall deliver notice to Sublandlord of Subtenant’s intention to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the Economic Terms. Subtenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Sublandlord to Subtenant in the First Offer Notice. Subtenant may not elect to lease only a portion of the space offered in the First Offer Notice. If Subtenant does not so notify Sublandlord within the 10 day period, then Sublandlord shall be free to lease and/or re-lease all or any portion of the First Offer Space that is the subject First Offer Notice to the applicable Third Party Subtenant within six (6) months after the expiration of said 10-day period, on any terms Sublandlord desires provided that such terms are more favorable to Sublandlord than the Economic Terms, as reasonably determined by Sublandlord given the totality of the circumstances, without needing to offer, or re-offer the applicable First Offer Space to Subtenant.

Other Terms and Conditions. Except as otherwise expressly set forth in the First Offer Notice, Subtenant shall take the First Offer Space in its “AS IS” condition, and Sublandlord shall have no obligation for free rent, leasehold improvements or for any other tenant inducements for the First Offer Space. The term of the sublease for the applicable portion of the First Offer Space, and Subtenant’s obligation to pay rent for such First Offer Space, shall commence upon the date that is sixty (60) days after the delivery of the First Offer Space to Subtenant.

Limitations. Subtenant shall not have the right to lease the First Offer Space, if, as of the date of the attempted exercise of any right of first offer by Subtenant, or as of the scheduled date of delivery of such First Offer Space to Subtenant, (a) an event of default is continuing or (b) Sublandlord has given more than two (2) notices of default in any 12-month period for nonpayment of monetary obligations.

Termination of Right of First Offer. The right of first offer granted herein shall terminate as to each First Offer Space upon the failure by Subtenant to timely exercise its right of first offer with respect to the entire portion of the First Offer Space as offered by Sublandlord in the First Offer Notice.

18.7       Amendment to Sublease. If Subtenant timely exercises Subtenant’s right to lease the First Offer Space as set forth herein, Sublandlord and Subtenant shall, within fifteen (15) days after Subtenant’s exercise thereof, execute an amendment to the Sublease for such First Offer Space upon the Economic Terms and the other terms and conditions of this this Sublease; provided, however, that such amendment will be subject to the terms of the Prime Lease.

Option to Renew.

Grant of Option. Subject to the terms below, and provided that on or before the Renewal Deadline (as defined below), Subtenant has executed an amendment to this Sublease increasing the Subleased Premises to include the entirety of the Premises leased and not then occupied by Sublandlord under the Prime Lease (the “Vacant Space”) for the Term of this Sublease, Subtenant shall have one (1) option to renew the Sublease for an additional period of twenty four months (the “Renewal Term”) on the terms and conditions set forth in this Sublease. There shall be no additional renewal terms beyond the Renewal Term set forth herein. Subtenant must exercise its option to extend the Sublease by giving Sublandlord written notice (the “Option Exercise Notice”) of its election to do so no later than June 30, 2022 (“Renewal Deadline”), time being of the essence. Upon the timely giving of such notice, the Term shall be deemed extended without the need for further act or deed of either party. If Subtenant fails to timely deliver the Option Exercise Notice in strict accordance with this Section 19.1(a) and the notice provisions of this Sublease, then Subtenant shall be deemed to have waived its extension rights, as aforesaid, and Subtenant shall have no further right to renew this Sublease.

Terms and Conditions of Option. The Renewal Term shall be on all the terms and conditions of this Sublease, except that Sublandlord shall have no additional obligation for free rent, leasehold improvements or for any other tenant inducements for the Renewal Term, and Gross Rent, Additional Rent, and all other Rent shall be in accordance with this Sublease.

Termination of Option to Renew. Subtenant shall not have the option to renew if, as of the date of the Option Exercise Notice, or as of the scheduled commencement date of the Renewal Term, (a) an event of default is continuing or (b) Sublandlord has given more than two (2) notices of default in any 12-month period for nonpayment of monetary obligations.

19.3 Sublandlord’s Waiver of Right to Early Termination Option. If Subtenant exercises its Option to Renew in accordance with Section 19.1, Sublandlord agrees to waive its termination option as described in Section 9 of the Sixth Amendment, provided that at the time Sublandlord is required to waive such termination option, neither (a) an event of default is continuing nor (b) has Sublandlord given more than two (2) notices of default in any 12-month period for nonpayment of monetary obligations.

Signage. Subject to approval by Prime Landlord in accordance with the conditions of the Prime Lease, and applicable laws: (a) Subtenant shall have the right to install, at no cost to Prime Landlord, one sign advertising Subtenant’s business on 50% of the surface area allotted to Sublandlord under the Prime Lease on the monument sign serving the Building; (b) Subtenant shall have the right to install, at no cost to Prime Landlord, one sign advertising Subtenant’s business on 50% of the surface area allotted to Sublandlord under the Prime Lease in the reception area serving the Building; and (c) Sublandlord, at its sole cost, shall provide Subtenant with standard suite entry signage.

Furniture, Fixtures, and Equipment. Sublandlord shall not remove that certain furniture, fixture, and equipment listed on the attached Exhibit “D” (collectively, the “FF&E”) from the Subleased Premises prior to the Commencement Date and the FF&E shall remain in the Subleased Premises upon delivery thereof to Subtenant, and Subtenant shall have the right, upon the expiration of the Term or termination of the Sublease for reasons other than Subtenant’s default, to elect to purchase the FF&E (to the extent that it constitutes Tenant’s Property under the Prime Lease) for One and 00/100 Dollar ($1.00), the entry by Subtenant into this Sublease being the consideration therefor. In the event of such purchase, Subtenant shall be responsible for the removal of all FF&E from the Subleased Premises at the expiration of the Term pursuant and subject to the requirements of the Prime Lease applicable thereto.

General Provisions.

Time of the Essence. Time is of the essence of this Sublease and of the performance by Subtenant of each and every term and condition of this Sublease and of each and every term and condition of the Prime Lease which the Subtenant has herein agreed to keep and perform.

Entire Agreement; Amendment. This Sublease contains all of the agreements between Sublandlord and Subtenant with respect to the Subleased Premises and may not be modified except by written instrument duly executed by the parties.

Estoppel Certificates. Subtenant, upon not less than ten (10) days’ prior written notice from Sublandlord or Prime Landlord, agrees to execute and deliver to Subandlord an estoppel certificate in the form provided by Sublandlord.

Successors and Assigns. The terms and conditions of this Sublease shall extend to and be binding upon the heirs, successors and permitted assigns of the respective parties.

No Recording. Subtenant shall not permit any instruments to be recorded against the Subleased Premises.

Authority. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Sublease, that the person executing this Sublease is fully empowered to do so, and that no consent or authorization is necessary from any third party. Either party may request evidence of such party’s authority.

Attorneys’ fees. In the event of litigation arising out of or in connection with this Sublease, the prevailing party shall be awarded reasonable attorneys’ fees, costs and expenses.

Governing Law. This Sublease shall be construed in accordance with the laws of the State in which the Subleased Premises is located.

Counterparts. Sublandlord and Subtenant may execute this Sublease in any number of counterparts, each of which, when executed and delivered, shall have the force and effect of an original, and all of which together shall constitute one and the same instrument. Such counterparts may be exchanged by facsimile transmission or by e-mail delivery of a “.pdf” or similar format data file, and such facsimile or “.pdf” or similar copies of each party’s respective signature shall be binding on such party as if the same were an original signature.

Other Provisions

If Prime Landlord were to terminate part or all of the Prime Lease pursuant to its rights within the Prime Lease, Sublandlord agrees to first allow Subtenant to discuss its assumption of the Prime Lease with Prime Landlord for its initial Subleased Premises, the initial Subleased Premises as expanded, or for the entire Premises under the Prime Lease at the option of the Subtenant. Notwithstanding anything in this Section 23.1 to the contrary, any assumption of the Prime Lease by Subtenant pursuant to this Section 23.1 shall be conditioned upon: (a) approval by Prime Landlord; and (b) Sublandlord receiving a release of all liability and obligations under the Prime Lease arising after the date Subtenant assumes the Prime Lease from Prime Landlord in writing pursuant to a form of release approved by Sublandlord. Further, this Section 23.1 shall in no way limit, affect, or apply to Sublandlord’s right to terminate the Prime Lease pursuant to Section 9 of the Sixth Amendment, which shall only be limited by Section 19.3 of this Sublease. Subtenant shall bear all expenses of Sublandlord in connection with any such matter.

Subtenant shall have the right to exercise any renewal rights under the Prime Lease, if Subtenant is subleasing all of the Premises under the Prime Lease provided Subtenant shall not have this right if (a) an event of default is continuing or (b) Sublandlord has given more than two (2) notices of default in any 12-month period for nonpayment of monetary obligations. Notwithstanding anything in this Section 23.2 to the contrary, the exercise of any renewal rights pursuant to this Section 23.2 shall be conditioned upon Prime Landlord granting Sublandlord a release of all liability and obligations under the Prime Lease arising after the date Subtenant renews the Prime Lease in writing pursuant to a form of release approved by Sublandlord. Further, this Section 23.1 shall in no way limit, affect, or apply to Sublandlord’s right to terminate the Prime Lease pursuant to Section 9 of the Sixth Amendment, which shall only be limited by Section 19.3 of this Sublease. Subtenant shall bear all expenses of Sublandlord in connection with any such matter.

23.4. Limitation of Liability. Notwithstanding anything herein to the contrary, the person or persons executing this Sublease on behalf of Sublandlord and Subtenant, respectively, are authorized to do so and to so bind each respective entity with respect to the provisions herein; provided, however, that such individuals shall incur no personal liability with respect to the obligations or performance of Sublandlord and subtenant, as applicable, under the Sublease.

[INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Sublease has been duly executed by Sublandlord and Subtenant as of the dates set forth below.

SUBLANDLORD:

CSG SYSTEMS, INC.,
a Delaware corporation

By:	/S/ Greg Cannon

Name:	Greg Cannon

Title:	Senior Vice President and General Counsel

[INTENTIONALLY BLANK; SUBTENANT’S SIGNATURE FOLLOWS]

SIGNATURE PAGE

SUBTENANT:

ZYNEX, INC.,

a Nevada Corporation

By:	/S/ Daniel J. Moorhead

Name:	Daniel J. Moorhead

Title:	Chief Financial Officer

[INTENTIONALLY BLANK]

SIGNATURE PAGE

EXHIBIT “A”

THE PRIME LEASE

[attached]

EXHIBIT “A” - PAGE 1

EXHIBIT “B”

THE SUBLEASED PREMISES

[attached]

EXHIBIT “B” - PAGE 1

EXHIBIT “C”

TENANT’S WORK REQUIREMENTS

[attached]

EXHIBIT “C” - PAGE 1

EXHIBIT “D”

FF&E

[attached]

EXHIBIT “D” - PAGE 1